Exhibit 99.1

                         ALLMERICA FINANCIAL CORPORATION
                    ANNOUNCES HURRICANE FRANCES LOSS ESTIMATE

WORCESTER,  Mass.,  September 23, 2004 - Allmerica Financial  Corporation (NYSE:
AFC) announced estimated pre-tax catastrophe losses of approximately $20 million related to Hurricane Frances.

Estimated losses from Hurricane Frances combined with other catastrophe losses eligible for reinsurance under the company's property catastrophe aggregate reinsurance treaty now total $87 million for the year to date. Under this agreement the company retains approximately $80 million of cumulative catastrophe losses for the year and can expect to cede approximately $7 million of Hurricane Frances losses to the reinsurers, subject to a 10 percent retention. The net benefit to the company is expected to be about $6 million, lowering the pre-tax loss impact from Hurricane Frances to $14 million, net of reinsurance.

Under the terms of the reinsurance agreement, eligible catastrophe losses for the remainder of 2004, up to a maximum of $43 million, will be covered by the aggregate treaty subject to a 10 percent retention by the company.

Estimated pre-tax catastrophe losses net of reinsurance for the quarter to date are approximately $57 million, or $0.95 per share after taxes. The anticipated charges will be reflected in the company's third quarter results. Total estimated pre-tax catastrophe losses for the year to date are at $93 million, net of reinsurance.

The company estimates that approximately 56% of the hurricane losses were in its personal lines business, with the balance coming from commercial lines.

The company's property catastrophe aggregate reinsurance treaty protects against multiple catastrophes within a year. The treaty provides $50 million of reinsurance coverage in excess of cumulative losses in the year of approximately $80 million. For purposes of the $80 million retention, individual events are capped at $30 million. In addition, the company retains 10% of the risk on the $50 million coverage.

Allmerica Financial Corporation is scheduled to announce its third quarter financial results on Monday, October 25.

Certain statements in this release, including the Company's estimates of pre-tax catastrophe losses, may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes", "anticipates", "expects" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially.

Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under "Investor Relations".

These uncertainties include the difficulty in estimating catastrophe losses, as well as the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in underwriting activities and surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the Company's decision to close its retail broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program.


Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.



CONTACTS:                  Investors:                Media:
                           Sujata Mutalik            Michael F. Buckley
                           (508) 855-3457            (508) 855-3099
                           smutalik@allmerica.com    mibuckley@allmerica.com